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                                 EXHIBIT 10.24.


         SUPPLEMENTAL AGREEMENT, dated as of October 14, 1994, between ICN Merger Corp., a Delaware corporation ("New ICN"), and E. Gutzwiller & Cie. (the "Principal Conversion Agent"), as principal conversion agent of the 3-1/4% Swiss Franc Subordinated Convertible Bonds due March 25, 1997 (the "Bonds") issued by ICN Pharmaceuticals, Inc. ("ICN") in an aggregate principal amount of SFr. 60,000,000.

         WHEREAS, on February 20, 1987, ICN and Fintrelex, SA, as representative of a consortium of Swiss financial institutions (the "Banks") entered into a Public Bond Issue Agreement pursuant to which ICN issued the Bonds and, concurrently therewith, ICN, the Principal Conversion Agent and the Banks entered into a Conversion Agency Agreement (the "Conversion Agency Agreement") pursuant to which the Principal Conversion Agent was appointed as principal conversion agent for the conversion of the Bonds in accordance with the Conversion Provisions attached to the Conversion Agency Agreement (the "Conversion Provisions");

         WHEREAS, each Bond is convertible as follows: (i) entirely into shares of common stock, $1.00 par value (the "ICN Common Stock"), of ICN, at a conversion price immediately prior to the Merger (as defined herein) of US$
26.1438 per share (the "ICN Conversion Price"), (ii) entirely into bearer shares of stock of CIBA-GEIGY Ltd. (the "CIBA-GEIGY Shares") at a conversion price of SFr. 800 per share (the "CIBA-GEIGY Conversion Price" and, together with the ICN Conversion Price, the "Conversion Prices") or (iii) into a combination of ICN Common Stock and CIBA-GEIGY Shares at the Conversion Prices stated above;

         WHEREAS, on the date hereof, Bonds with an aggregate principal amount of SFr. 6,168,000 are outstanding;

         WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 1994 (the "Merger Agreement"), among ICN, SPI Pharmaceuticals, Inc., Viratek, Inc., ICN Biomedicals, Inc. and New ICN, it is intended that ICN and certain of its affiliates will be merged into New ICN (the "Merger");

         WHEREAS, New ICN will be the surviving corporation of the Merger, and, upon the effectiveness thereof, New ICN will change its name to ICN Pharmaceuticals, Inc.;

         WHEREAS, Section 6 of the Conversion Provisions provides that, in the event of a merger in which ICN is not the surviving corporation, the surviving corporation shall enter into a supplemental agreement with the Principal Conversion Agent which shall (a) provide that the holder of each Bond then outstanding shall have the right to receive thereafter during the period such Bond shall be convertible upon conversion thereof in lieu of each share of ICN Common Stock deliverable upon such conversion immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash which are receivable, upon such merger by a holder of one share of ICN Common Stock and (b) set forth the ICN Conversion Price for the shares and/or other securities and/or property and/or cash so issueable, which shall be an amount equal to the ICN Conversion Price per share of ICN Common Stock immediately prior to such event; and

         WHEREAS, New ICN desires to enter into such supplemental agreement with the Principal Conversion Agent;

         NOW THEREFORE, in consideration of the premises herein set forth and in order to comply with Section 6 of the Conversion Agreement, the parties hereto agree as follows:

         1. In compliance with Section 6 of the Conversion Provisions, on and after the date hereof until March 6, 1997, the holder of each Bond shall be entitled to receive, upon exchange of his or her Bond in accordance with the provisions of the Terms of the Bonds and the Conversion Agency Agreement, in lieu of each share of ICN Common Stock deliverable to such holder immediately prior to the date hereof, 0.512 shares of common stock, $.01 par value, of New ICN (the "New ICN Common Stock").


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         2.  On and after the date hereof the conversion price (the "Conversion
Price") for such 0.512 shares of New ICN Common Stock deliverable to the holder of a Bond upon conversion thereof in lieu of one share of ICN Common Stock shall be $26.1438, which amount equals the ICN Conversion Price in effect immediately prior to the Merger.

         3. New ICN hereby represents and warrants to the Principal Conversion Agent for the benefit of the holders of the Bonds that the exchange ratio set forth in Section 1 hereof is the exchange ratio applicable to the exchange of ICN Common Stock for New ICN Common Stock as provided in the Merger Agreement.

         4. The Conversion Agency Agreement and the Terms of the Bonds are confirmed and preserved in all respects other than as modified pursuant to
Section 1 hereof.

         5. This Supplemental Agreement shall become effective upon the filing of the Certificate of Merger evidencing the Merger with the Secretary of State of the state of Delaware.

         6. This Supplemental Agreement may be executed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         7. This Supplemental Agreement shall be construed in accordance with and governed by the laws of Switzerland, except as to matters regarding the conversion of the Bonds into ICN Common Stock or New ICN Common Stock, which shall be governed by and construed in accordance with the law of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed, as of the date and year first above written.

                                       ICN MERGER CORP.


                                       By:
                                           -----------------------------------
                                           John E. Giordani
                                           Director and Vice President



                                       E. GUTZWILLER & CIE., Banquiers


                                       By:
                                           -----------------------------------


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